Exhibit 10.1

ENERGY & TECHNOLOGY, CORP.

Cancellation Agreement

This CANCELLATION AGREEMENT (the "Agreement"), dated as of May 19, 2009, by and among Energy & Technology, Corp. (the "Company"), American Interest, LLC ("American Interest"), and Sfeir Family Trust ("Sfeir Trust") collectively American Interest and Sfeir Trust, the "E&T Majority Shareholders", contemplates the cancellation of 165,100,000 shares of E&T common stock, par value $0.001 (the "Common Stock").

WHEREAS, the Company validly issued American Interest 125,000,000 and Sfeir Trust 50,000,000 shares of Common Stock respectively; and

WHEREAS, the E&T Majority Shareholders have agreed to cancel a total of 165,100,000 shares of the Common Stock (the "Cancellation"); and

WHEREAS, after the Cancellation of contemplated in this Agreement, the Company will have a total aggregate of 10,000,000 shares issued and outstanding.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.
Cancellation of Securities. For future consideration of reissuing equal percentages of Energy & Technology, Corp. shares which presently are 50% owned by American Interest, LLC., and 20% presently owned by the Sfeir Family Trust of Energy & Technology, Corp. all outstanding and authorized shares American Interest hereby agrees to cancel 118,046,500 shares of Common Stock and Sfeir Trust hereby agrees to cancel 47,053,500 shares of Common Stock.

2.	Waiver. The E&T Majority Shareholders hereby waive any and all rights and interests they have, had or may have with respect to the cancelled Common Stock.

3.	Effective Date. This Agreement shall become effective upon the closing of this Agreement.

4.	Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

5.
Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

6.
Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither the Company nor the E&T Majority Shareholders makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENERGY & TECHNOLOGY CORP.

By: /s/ George M. Sfeir
Name: George M. Sfeir
Title: President and Director

AMERICAN INTEREST, LLC

By: /s/ George M. Sfeir
Name: George M. Sfeir
Title: Partner

SFEIR FAMILY TRUST

By: /s/ George M. Sfeir
Name: George M. Sfeir
Title: Trusty